EXHIBIT 99.1

SYSCO ANNOUNCES CFO TRANSITION PROCESS

Aaron Alt to Step Down January 6, 2023

Neil Russell Appointed Interim CFO

HOUSTON, December 15, 2022 – Sysco Corporation (NYSE: SYY), the leading global foodservice distribution company, today announced that Aaron Alt will step down as Executive Vice President and Chief Financial Officer, effective January 6, 2023, to accept another opportunity. Neil Russell, Senior Vice President of Corporate Affairs and Chief Communications Officer, has been appointed Interim CFO. As part of his current and previous roles, Neil brings extensive experience leading investor relations, financial planning & analysis, treasury, as well as other financial functions. The company has commenced a search for a permanent successor with the assistance of an independent recruitment firm.

“On behalf of our entire team, I thank Aaron for his many contributions to Sysco,” said Kevin Hourican, Sysco’s President and Chief Executive Officer. “Under his financial leadership, we have strengthened our balance sheet and credit rating, improved business planning and forecast capabilities, and made important investments in our supply chain. Aaron also led a process to achieve significant cost reductions and a strong capital allocation program. We wish Aaron well in his next endeavor.”

“Neil brings extensive and relevant expertise to the Interim CFO role,” continued Hourican. “He is qualified, respected both internally and externally, and well-equipped to support the continued execution of our financial strategy. During his tenure with Sysco, he has led Investor Relations, Government Relations, Sustainability and Communications in addition to serving as Treasurer. We are grateful that he has stepped into this role while we conduct a search for a successor.”

“It has been a privilege to work with such an incredible team and I’m proud of all that we have accomplished to enhance the company’s financial position,” said Alt. “Sysco is well-positioned for future growth and I will continue to follow the company closely as the team builds on the positive momentum it has achieved under Kevin’s leadership.”

“I am proud to serve in the role as interim CFO and look forward to working with Kevin and our talented finance team to continue to execute on our strategy and drive value for our shareholders,” said Russell.

Most recently, Russell has served as Senior Vice President, Corporate Affairs and Chief Communications Officer, also accountable for Sysco’s Investor Relations, Corporate Social Responsibility (CSR) and Government Relations functions. He began his Sysco career in 2007 as Vice President, Investor Relations, successfully managing relationships with equity markets and expanding Sysco’s shareholder base. In 2014, he served as Senior Vice President, Corporate Affairs at International Paper, where he led the company’s Investor Relations, Communications, CSR and Government Relations functions. Russell rejoined Sysco in 2015 as Vice President, Investor Relations, and while in that role, took on the additional responsibility of Treasurer. Prior to Sysco, Russell held roles in Strategic Planning, Revenue Management and Financial Auditing at America West Airlines, and Investor Relations, Financial Planning & Analysis, Mergers & Acquisitions and Strategic Planning at Delta Air Lines.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. With more than 71,000 associates, the company operates 333 distribution facilities worldwide and serves approximately 700,000 customer locations. For fiscal year 2022 that ended July 2, 2022, the company generated sales of more than $68 billion. Information about our Sustainability program, including Sysco’s 2022 Sustainability Report and 2022 Diversity, Equity & Inclusion Report, can be found at www.sysco.com.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoFoods. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. In addition, investors should continue to review our news releases and filings with the SEC. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Forward-Looking Statements

Statements made in this press release that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These include statements concerning our expectations regarding our financial guidance in fiscal 2023. It is important to note that actual results could differ materially from those projected in such forward-looking statements based on numerous factors, including those outside of Sysco’s control. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see our Annual Report on Form 10-K for the year ended July 2, 2022, as filed with the SEC, and our subsequent filings with the SEC. We do not undertake to update our forward-looking statements, except as required by applicable law.